Exhibit 99.1
Altra Holdings Announces Financial Results for
Fourth-Quarter and Year End 2009
Achieves annual operating cash flow of $59.4 million
Reports signs of improved demand in early cycle portion of the business
BRAINTREE, Mass., March 3, 2010 — Altra Holdings, Inc. (Nasdaq:AIMC), a leading global supplier of clutch brakes, couplings, gearing, belted drives and power transmission components, today announced unaudited financial results for the fourth quarter and full year ended December 31, 2009.
Financial Highlights
•	Fourth-quarter net sales declined 22.9% to $111.7 million compared with the prior year fourth quarter. The decline compares favorably to a 34.3% year-over-year decline reported in the third quarter.

•	Fourth-quarter net loss was $0.10 per share compared with a loss of $0.81 per share in the prior-year period. Prior-year results were negatively impacted by a non-cash goodwill impairment charge. Non-GAAP recurring diluted earnings per share were $0.14 for the fourth quarter compared with $0.34 in the prior year. (See reconciliation to GAAP amount below).

•	Operating cash flow for the full year was a record $59.4 million, an increase of 31.7% when compared with the prior year.

•	Total debt decreased by $43.3 million, or 16.4%, during 2009.

•	The Company successfully completed the refinancing of its outstanding notes during the fourth quarter issuing new Senior Secured Notes with a maturity date extending to 2016.

•	Company issues 2010 guidance.
Management Comments
“We reported a 6.7 percentage point sequential growth in net sales for the fourth quarter and order rates continued to improve as demand increased from our distributors and early cycle OEM customers,” said Carl Christenson, President and CEO. “Our team continued to deliver a sequential improvement in operating results as we achieved non-GAAP recurring diluted earnings per share of $0.14 for the fourth quarter compared with $0.06 in the third quarter.”

Financial Results
Net sales for the fourth quarter of 2009 decreased 22.9% to $111.7 million from $144.8 million in the prior-year period. Net sales for the full year ended December 31, 2009 decreased 28.7% to $452.8 million from $635.3 million in 2008.
For the fourth quarter of 2009, the Company reported a net loss of $2.6 million, or $0.10 per diluted share. The results were negatively affected by the cost of refinancing the Company’s Senior Secured Notes as well as restructuring charges, but were partially offset by a discrete tax benefit related to the amendment of prior-year tax returns. This compares with a net loss of $20.7 million, or $0.81 per diluted share, in the prior-year fourth quarter. The prior-year fourth quarter included a non-cash goodwill impairment charge, restructuring charges, fixed asset impairment charges and an other post employment benefit plan (OPEB) settlement gain. Excluding these items in both periods, non-GAAP recurring diluted earnings per share were $0.14 in the fourth quarter of 2009 compared with $0.34 in the prior-year period (see reconciliation table below).
The Company reported a net loss of $2.3 million, or $0.09 per share, for full year 2009 compared with net income of $6.5 million, or $0.25 per diluted share, for 2008. The full year 2009 results were negatively affected by the cost of refinancing the Company’s Senior Secured Notes, inventory adjustments related to the economic downturn and restructuring charges, partially offset by a discrete tax benefit related to the amendment of prior-year tax returns and an OPEB settlement gain. Excluding these items, non-GAAP recurring diluted earnings per share were $0.33. Full-year 2008 net income included a non-cash goodwill impairment charge, restructuring charges, fixed asset impairment charges and an OPEB settlement gain. Excluding these items, full-year non-GAAP recurring diluted earnings per share was $1.45 in the prior year.
Income from operations for the fourth quarter of 2009 was $9.0 million compared with a loss of $15.6 million in the prior-year fourth quarter. Excluding restructuring charges of $1.9 million, fourth-quarter income from operations was $10.9 million, or 9.8% of sales.
Other income was $0.3 million and $3.4 million for the fourth quarter of 2009 and 2008, respectively. Prior-year other income was driven mainly by favorable foreign currency gains.
Cash and cash equivalents were $51.5 million at December 31, 2009, essentially flat with $52.1 million at December 31, 2008.
Business Outlook
“While 2009 was a difficult year from a financial perspective, we took actions that we believe will benefit Altra for the long-term,” continued Christenson. “In 2010 we will be working on growth initiatives, however, we will continue to focus on what is in our control such as driving cash flow, executing on plant consolidations and maintaining a reduced cost base. To drive operating performance and market share gains we will invest in innovation and new product development.”

“Inventory levels at our customers and channel partners are now in line with current demand and we continue to see order rates for our businesses exceed shipments. While we believe most of our key end markets have stabilized and we anticipate modest growth in early cycle markets in 2010 the later cycle portions of our businesses will likely remain challenging for the next couple of quarters,” said Christenson. “We expect the net effect of all factors influencing our top line to lead to a modest improvement in sales in 2010 when compared with 2009,” concluded Christenson.
While the Company anticipates modest revenue growth in 2010, it is projecting a significant increase in non-GAAP recurring EPS due to the full year effect of cost reductions implemented in 2009. The Company is forecasting 2010 sales in the range of $450 million to $465 million and non-GAAP recurring EPS of $0.55 to $0.60 for the full year. Free cash flow is projected to be $20 million to $25 million. The Company expects capital expenditures of approximately $12 million, depreciation and amortization in the range of $22 to $23 million and a tax rate of approximately 35.0%.

Altra Holdings, Inc.
Consolidated Statements of Operations Data:

	Quarter Ended				Year Ended
	December 31, 2009		December 31, 2008		December 31, 2009		December 31, 2008
In Thousands of Dollars, except per share amounts	(Unaudited)		(Unaudited)		(Unaudited)
Net sales	$111,663		$144,813		$452,846		$635,336
Cost of sales	78,875		102,727		329,825		449,244

Gross profit	$32,788		$42,086		$123,021		$186,092
Gross profit as a percent of net sales	29.4%		29.1%		27.2%		29.3%
Selling, general & administrative expenses	20,146		22,562		81,117		99,185
Research and development expenses	1,692		1,429		6,261		6,589
Goodwill impairment	—		31,810		—		31,810
Other post employment benefit plan settlement gain	—		(649)		(1,467)		(925)
Restructuring expense	1,926		1,161		7,286		2,310
Loss on disposal of assets	29		1,391		545		1,584

Income from operations	$8,995		$(15,618)		$29,279		$45,539
Income from operations as a percent of net sales	8.1%		-10.8%		6.5%		7.2%
Interest expense, net	14,097		5,883		32,976		28,339
Other non-operating expense (income), net	(267)		(3,362)		981		(6,249)

Income from continuing operations before income taxes	$(4,835)		$(18,139)		$(4,678)		$23,449
Provision (Benefit) for income taxes	(2,221)		2,604		(2,364)		16,731

Income tax rate	45.9%		-14.4%		50.5%		71.4%
Net income (loss) from continuing operations	(2,614)		(20,743)		(2,314)		6,718

Net loss from discontinued operations, net of taxes of $43 for the year ended December 31, 2008	—		—		—		(224)

Net income (loss)	$(2,614)		$(20,743)		$(2,314)		$6,494

Weighted Average common shares outstanding
Basic	26,050		25,549		25,945		25,496
Diluted	26,050		25,549		25,945		26,095

Earnings per share — Basic
Net income (loss) from continuing operations	$(0.10)		$(0.81)		$(0.09)		$0.26
Net loss from discontinued operations	—		—		—		(0.01)

Net income (loss)	$(0.10)		$(0.81)		$(0.09)		$0.25

Earnings per share — Diluted
Net income (loss) from continuing operations	$(0.10)		$(0.81)		$(0.09)		$0.26
Net loss from discontinued operations	—		—		—		(0.01)

Net income (loss)	$(0.10)		$(0.81)		$(0.09)		$0.25

Reconciliation of Recurring Net Income:

Net income (loss) from continuing operations	$(2,614)		$(20,743)		$(2,314)		$6,718

Restructuring charges	1,926		1,161		7,286		2,310
Inventory adjustment due to economic downturn	—		—		2,215		—
Net discount/premium & deferred financing expense on redeemed debt	8,913		—		9,414		1,686
Other post employment benefit plan settlement gain	—		(649)		(1,467)		(925)
Non-cash goodwill impairment charge	—		31,810				31,810
Gain on the sale of securities	—		—		—		(216)
Loss on the sale of asset	—		1,277		225		1,277
Tax impact of above adjustments	(4,119	) (1)	(4,059	) (2)	(6,305	) (3)	(4,854)
Tax benefit from amending prior year tax returns	(383)		—		(383)		—

Recurring net income	$3,723		$8,797		$8,671		$37,806

Recurring diluted earnings per share	$0.14		$0.34		$0.33		$1.45

(1)	- tax impact is calculated by multiplying the estimated effective tax rate for the period of 38% by the above items

(2)	- tax impact is calculated by multiplying the estimated effective tax rate for the period of 35% by the above items, excluding the goodwill impairment charge which had a tax impact of 11%.

(3)	- tax impact is calculated by multiplying the estimated effective tax rate for the period of 36% by the above items listed above.

(4)	- tax impact is calculated by multiplying the estimated effective tax rate for the period of 34% by the above items, excluding the goodwill impairment charge which had a tax impact of 11%.

Consolidated Balance Sheets

	December 31, 2009	December 31, 2008
In Thousands of Dollars	(Unaudited)
Assets:
Current Assets
Cash and cash equivalents	51,497	52,073
Trade Receivables, net	52,855	68,803
Inventories	71,853	98,410
Deferred income taxes	9,265	8,032
Income tax receivable	4,754	2,581
Prepaid expenses and other current assets	3,647	3,933
Assets held for sale	—	4,676

Total current assets	193,871	238,508
Property, plant and equipment, net	105,603	110,220
Intangible assets, net	74,905	79,339
Goodwill	78,832	77,497
Deferred income taxes	679	495
Other non-current assets, net	11,309	7,525

Total assets	$465,199	$513,584

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	27,421	33,890
Accrued payroll	12,133	16,775
Accruals and other liabilities	19,971	18,755
Deferred income taxes	7,275	6,906
Current portion of long-term debt	1,059	3,391

Total current liabilities	67,859	79,717
Long-term debt, less current portion and net of unaccreted discount and premium	216,490	258,132
Deferred income taxes	21,051	23,336
Pension liabilities	9,862	11,854
Other post retirement benefits	405	2,270
Long-term taxes payable	9,661	7,976
Other long-term liabilities	928	1,434

Total stockholders’ equity	138,943	128,865

Total liabilities and stockholders’ equity	$465,199	$513,584

	Year ended
	December
	31, 2009	December 31, 2008
	(Unaudited)
Cash flows from operating activities
Net income (loss)	$(2,314)	$6,494
Adjustments to reconcile net income (loss) to net cash flows:
Depreciation	16,534	15,379
Amortization of intangible assets	5,538	5,689
Amortization and write-offs of deferred loan costs	4,062	2,133
Loss (gain) on foreign currency, net	1,104	(5,049)
Accretion and write-off of debt discount and premium	1,912	898
Loss on sale of Electronics Division	—	224
Goodwill impairment charges	—	31,810
Loss on disposal of fixed assets	2,891	1,584
Other post employment benefit plan settlement gain	(1,467)	(925)
Stock based compensation	3,267	1,951
Provision for deferred taxes	(1,804)	1,401
Changes in assets and liabilities:
Trade receivables	19,267	(933)
Inventories	28,180	(2,074)
Accounts payable and accrued liabilities	(17,924)	(13,268)
Other current assets and liabilities	376	1,269
Other operating assets and liabilities	(234)	(1,469)

Net cash provided by operating activities	59,388	45,114

Cash flows from investing activities
Purchase of property, plant and equipment	(9,194)	(19,289)
Proceeds from sale of Electronics Division	—	17,310
Payments for prior year acquisitions	—	(1,708)

Net cash used in investing activities	(9,194)	(3,687)

Cash flows from financing activities
Payments on 11 1/4% Senior Notes	(4,950)	(1,346)
Payments on 9% Senior Secured Notes	(242,500)	(27,500)
Payments on Revolving Credit Agreement	(6,000)	(1,723)
Payment of debt issuance costs	(7,561)	—
Proceeds from issuance of 8 1/8% Senior Secured Notes	207,251	—
Proceeds from additional borrowings under an existing mortgage	1,467	—
Shares repurchased for tax withholding	(319)	—
Payment on mortgages	(584)	(266)
Payment on capital leases	(820)	(925)

Net cash used in financing activities	(54,016)	(31,760)

Effect of exchange rate changes on cash and cash equivalents	3,246	(3,401)

Net change in cash and cash equivalents	(576)	6,266
Cash and cash equivalents at beginning of year	52,073	45,807

Cash and cash equivalents at end of period	$51,497	$52,073

Reconciliation to free cash flow:
Net cash provided by operating activities	59,388	45,114
Purchase of property, plant and equipment	(9,194)	(19,289)

Free cash flow	$50,194	$25,825

The company will conduct an investor conference call on March 4, 2010 at 11:00 AM EST to discuss its unaudited 2009 fourth-quarter and full year financial results. The public is invited to listen to the conference call by dialing 877-302-0756 domestically or 502-719-4487 for international access, and asking to participate in Conference ID# ALTRA. Also the company has posted slides on its web site at http://www.altramotion.com in the Investor Relations Section in the Events & Presentations tab to help the participants better follow the discussion. A replay of the recorded conference call will be available until midnight on March 11, 2010. To listen to the replay, dial 800-752-3416 domestically or 712-432-9141 for international access.
About Altra Holdings
Altra Holdings, Inc., through its wholly-owned subsidiary Altra Industrial Motion, Inc., is a leading multinational designer, producer and marketer of a wide range of mechanical power transmission products. The company brings together strong brands covering over 40 product lines with production facilities in eight countries and sales coverage in over 70 countries. Our leading brands include Boston Gear, Warner Electric, TB Wood’s, Formsprag Clutch, Ameridrives Couplings, Industrial Clutch, Kilian Manufacturing, Marland Clutch, Nuttall Gear, Stieber Clutch, Wichita Clutch, Twiflex Limited, Bibby Transmissions, Matrix International, Inertia Dynamics, Huco Dynatork and Warner Linear.
Discussion of Non-GAAP Financial Measures
As used in this release and the accompanying slides posted on the company’s website, non-GAAP recurring diluted earnings per share, non-GAAP recurring income from operations and non-GAAP recurring net income from continuing operations are each calculated using either net income from continuing operations or income from continuing operations that excludes premiums, discounts and interest expense associated with the extinguishment of debt, other post employment benefit plan settlement gains, restructuring costs, inventory adjustments due to the economic downturn and other income or charges that management does not consider to be directly related to the company’s core operating performance. Non-GAAP recurring diluted earnings per share is calculated by dividing non-GAAP recurring net income by GAAP weighted average shares outstanding (diluted).
As used in this release and the accompanying slides posted on the company’s website, non-GAAP free cash flow is calculated as cash flow from operating activities less capital expenditures.
Altra believes that the presentation of non-GAAP recurring net income from continuing operations, non-GAAP recurring income from operations, non-GAAP recurring diluted earnings per share and non-GAAP free cash flow provides important supplemental information to management and investors regarding financial and business trends relating to the company’s financial condition and results of operations.

Cautionary Statement Regarding Forward Looking Statements
All statements, other than statements of historical fact included in this release are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. Forward-looking statements can generally be identified by phrases such as “believes,” “expects,” “potential,” “continues,” “may,” “should,” “seeks,” “predicts,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “could,” “designed”, “should be,” and other similar expressions that denote expectations of future or conditional events rather than statements of fact. Forward-looking statements also may relate to strategies, plans and objectives for, and potential results of, future operations, financial results, financial condition, business prospects, growth strategy and liquidity, and are based upon financial data, market assumptions and management’s current business plans and beliefs or current estimates of future results or trends available only as of the time the statements are made, which may become out of date or incomplete. Forward-looking statements are inherently uncertain, and investors must recognize that actual results could differ materially from our expectations. These statements include, but may not be limited to, those comments regarding expectations related to the results of cost-reduction efforts, plant closings, new product developments, expected market share gains, improvement in sales and our ability to achieve those results, and our guidance relating to free cash flow, net sales, earnings per share, capital expenditures, and depreciation and amortization.
In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) competitive pressures, (2) changes in economic conditions in the United States and abroad and the cyclical nature of our markets, (3) loss of distributors, (4) the ability to develop new products and respond to customer needs, (5) risks associated with international operations, including currency risks, (6) accuracy of estimated forecasts of OEM customers and the impact of the current global economic environment on our customers, (7) fluctuations in the costs of raw materials used in our products, (8) product liability claims, (9) work stoppages and other labor issues, (10) changes in employment, environmental, tax and other laws and changes in the enforcement of laws, (11) loss of key management and other personnel, (12) changes in pension and retirement liabilities, (13) risks associated with compliance with environmental laws, (14) the ability to successfully execute, manage and integrate key acquisitions and mergers, (15) failure to obtain or protect intellectual property rights, (16) risks associated with impairment of goodwill or intangibles assets, (17) failure of operating equipment or information technology infrastructure, (18) risks associated with our debt leverage and operating covenants under our debt instruments, (19) risks associated with restrictions contained in our Senior Secured Notes, (20) risks associated with compliance with tax laws, (21) risks associated with the global recession and volatility and disruption in the global financial markets, (22) our ability to complete cost reduction actions and risks associated with such actions, (23) risks associated with implementation of our new ERP system, and (24) other risks, uncertainties and other factors described in the Company’s quarterly reports on Form 10-Q and annual reports on Form 10-K and in the Company’s other filings with the U.S. Securities and Exchange Commission (SEC) or in materials incorporated therein by reference. Except as required by applicable law, Altra Holdings, Inc. does not intend to, update or alter its forward looking statements, whether as a result of new information, future events or otherwise. AIMC-E
Contact:
Altra Holdings, Inc.
Christian Storch, Chief Financial Officer
781-917-0541
Christian.storch@altramotion.com